Exhibit 4.21

Trinity Biotech plc
Insider trading policy

Introduction

This document sets out the insider trading policy adhered to by Trinity Biotech Plc (Trinity Biotech). Trinity Biotech's ADSs are listed on the Nasdaq Global Select Market. As such, Trinity Biotech and trading in its securities are subject to SEC rules and U.S securities laws. Certain of these laws prohibit directors, officers, employees and certain other persons deemed to be in possession of insider information regarding the company from (i) purchasing or selling securities of Trinity Biotech with knowledge of material information regarding information that has not been generally disclosed to the public, and (ii) disclosing such material information to others.

The purpose of this insider trading policy is to ensure compliance with all applicable securities laws and other regulations governing insider trading.

Code of Conduct

All employees, on an annual basis, are required to review the annual Code of Business and Ethical Conduct and complete a questionnaire. By completing the questionnaire, the employee confirms his/her awareness of and compliance with the Trinity Biotech Code of Business and Ethical Conduct. The Code embodies rules regarding individual and peer responsibilities as well as responsibilities to the Company, the public and other stakeholders. The following sections are particularly relevant in relation to our insider trading policy and ensuring all employees are aware of their responsibilities:

‘They must not use their company position for personal gain such as by soliciting or accepting for personal benefit business opportunities that might otherwise accrue to Trinity, by profiting, or assisting others to profit, from confidential information that is available because of their service to the Company, or by improperly influencing or attempting to influence any business transaction between Trinity and another entity in which a director or officer/employee has a direct or indirect financial interest or acts as an employee, officer, director or in a similar capacity.’

‘They must respect the confidentiality of information acquired during the course of their work except when authorised or otherwise legally obligated to disclose. A Director or officer/employee who knows important information about the Company that has not been disclosed to the public must keep such information confidential. It is a violation of United States and Irish law to purchase or sell Trinity stock on the basis of such important non-public information.  Directors and officers/employees of the company may not do so and may not provide such information to others for that or any other purpose. They must report known or suspected violations of this Code of Conduct promptly to the Board or to the following nominated individuals.’

In order to prevent trading in Trinity Biotech shares by persons deemed to be in possession of insider information which is not yet publically available, defined close period policies have been put in place. Trinity Biotech has two types of close periods, standard and non-standard, both of which are discussed below in more detail.

Insiders of Trinity Biotech generally include directors, officers and employees of all group companies privy to information unavailable to the general public. From time to time advisors may be privy to insider information. These advisors are typically restricted to lawyers and investor relations advisors and are made aware that any such information is confidential and that possession of same results in them being regarded as being in possession of insider information.

Standard Close Periods

A Standard Close Period is the time period prior to the announcement of the company's quarterly financial results to the public. The close period is intended to prevent trading in a company's shares by its insiders ahead of the public dissemination of its financial results. This is because the insiders may be privy to information that is not yet in the public domain.

In order to ensure compliance with applicable law regarding purchases and sales of Trinity Biotech Plc shares, the Board agreed that there will automatically be a close period for share dealing purposes of 10 calendar days prior to the quarter end and 2 business days after quarterly financial releases.

Non-Standard Close Periods

A Non-Standard Close period is when an event occurs and is deemed to contain confidential, market sensitive information. In these situations, personnel will be advised that the information is market sensitive, confidential information and reminded of their responsibilities under the Code of Business and Ethical Conduct.

The non-standard close period for share dealing purposes will begin from the date of the event triggering the insider information to two business days after the information is made public.

Exercise Procedures

When an employee wishes to exercise shares, they will contact the Group Accountant.

The Group Accountant will enquire if the employee intends to subsequently sell these shares and is required to inform all those exercising that they can only sell shares if they are not in possession of insider information.  If the party wishes to sell the shares, the Group Accountant will request written confirmation from the party that they do not have any insider information.

In addition, the CFO is required to approve in writing all option exercises. If the CFO wishes to exercise options written approval is required from the CEO. When the party is exercising and holding the holder will be informed that any decision to subsequently sell and/or change selling price can only be done within the company’s policy with regard to close periods and insider information.

Pre-Clearance of All Trades by Certain Insiders

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), it is highly recommended that directors, officers, senior managers and other Insiders having access to Company financial matters consult with the Company’s CFO, prior to engaging in such a transaction. Exceptions to this Policy may be made with the specific approval in writing and in advance by at least two of the following individuals (excluding the individual whose prospective trade is the subject to the approval): the Company’s Chairman of the Board, Chairman of the Audit Committee, Chief Executive Officer or Chief Financial Officer.

Qualified Trading Plans

Notwithstanding the foregoing, transactions effected pursuant to a Qualified Trading Plan shall be permitted by this Policy. A “Qualified Trading Plan” means a written plan for purchasing or selling securities of the Company which meets each of the following requirements: (1) the plan is adopted during a period other than a “quiet period”; (2) the plan is adopted by the individual during a period when the employee is not in possession of material non-public information; (3) the plan is adhered to strictly by the individual; (4) there is a “cooling off period” between the establishment or modification of the Qualified Trading Plan and the initial trade thereunder in accordance with applicable law and as set forth below; (5) at the time it is adopted, the plan conforms to all requirements of Rule 10b5-1(c)(1)(C) under the U.S. Securities Exchange Act of 1934 as then in effect; (6) the plan provides that the transactions be effected on the NASDAQ Stock Market; and (7) the plan provides that the transactions be effected via a U.S. broker. All such plans must be provided to the Company’s CFO at the time of adoption.

Cooling-off Period. In accordance with applicable law, the Company requires the Qualified Trading Plan to provide for the following cooling-off period:

o
For directors and officers of the Company, at least the later of (i) 90 days after the adoption or modification of the Qualified Trading Plan or (ii) two business days following the filing of the Form 20-F or Form 6-K containing the quarterly financial results for the fiscal quarter in which the Qualified Trading Plan was adopted or modified; provided, that in any event, the required cooling-off period is not to exceed 120 days following adoption or modification of the Qualified Trading Plan; and

o
For all other Company employees, a cooling-off period of at least 30 days between the establishment or modification of the Qualified Trading Plan and the commencement of any transactions under such plan.

An individual may not have in effect more than one Qualified Trading Plan at the same time, except in limited circumstances permitted by applicable law and approved in advance by the Company’s Chairman of the Board, Chairman of the Audit Committee, Chief Executive Officer or Chief Financial Officer.

Termination

The restrictions set forth in this Policy apply to Insiders following the termination of their employment, engagement or term of office, as applicable, for the longer of the following: (1) if the Insider is aware of material non-public information when his or her employment, engagement or term of office terminates, until such information ceases to be material or until the close of business on the second trading day following the date on which such information is publicly disclosed, (2) if the termination of employment, engagement or term of office occurs during a quiet period, until the expiration of the quiet period and (3) for such period as the Company shall determine such person is likely to be in possession of material non-public information, such determination shall be made by at least two of the following individuals (excluding the Insider): the Company’s Chairman of the Board, Chairman of the Audit Committee, Chief Executive Officer or Chief Financial Officer.